EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. ANNOUNCES PRELIMINARY SECOND QUARTER 2006 RESULTS

Lake Oswego, Oregon, July 12, 2006 — Tut Systems, Inc. (Nasdaq: TUTS), today announced that based on a preliminary analysis of its quarterly financial results, it expects its financial results for the second quarter ended June 30, 2006 to be below previously issued guidance. Preliminary estimate of second quarter revenue is approximately $8.2 million. Gross margins will also be impacted as fixed costs become a higher percentage of total cost of goods sold. The Company stated that sales for the quarter were adversely affected by several large digital TV headend orders that did not close in this quarter as expected and by lower than planned revenue from its new T2 products.

“We are disappointed in the preliminary results for the quarter, as a number of potential new IOC/PTT customers extended their IPTV purchase decisions into later periods and revenue from our new T2 products was impacted by production ramping issues.” said Sal D’Auria, Chairman, President and CEO of Tut Systems. “Nevertheless, we are encouraged by the continued high level of IOC/PTT interest in deploying video services, existing customer upgrades to our MPEG-4 AVC High Definition solutions, and the initial interest we are seeing in our new innovative T2 products. We have also made meaningful progress this quarter with the various tier 1 opportunities that we have been pursuing. “

The Company plans to announce its final second quarter 2006 results and host a conference call later this month.

As previously announced, Sal D’Auria is presenting on Tut Systems’ IPTV solution at the C.E. Unterberg, Towbin Emerging Growth Conference in New York, NY today, July 12, 2006, at 11:18 am EDT. Following the live event, an archive of the webcast and slides will be available for replay at www.tutsys.com for 30 days.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward-looking statements include statements relating to our anticipation of revenue, gross margins, and future growth in the IPTV market, demand for our T2 products and the success of our tier 1 opportunities. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, and the risk that the expected financial benefits of the IPTV deployment will not be achieved as a result of unforeseen costs or events. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. delivers advanced content processing and distribution products as well as comprehensive system integration services for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies worldwide use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR. For more information visit www.tutsys.com or call (971) 217-0400.